Pinaki & Associates LLC

Certified Public Accountant

625 Barksdale Rd, Ste# 113

Newark, DE 19711

510-274-5471

Date: April 10, 2017

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: First Foods Group, Inc.
File No. – 333-206260

We have read the statements under item 4.01 of the current report on Form 8-K to be filed with the Securities and Exchange Commission on 12th April, 2017 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

s/d

Pinaki & Associates LLC, Newark, DE